                                                                    EXHIBIT 12.1



                             PARTNERSHIPS COMBINED


                       RATIO OF EARNINGS TO FIXED CHARGES



                                    THREE MONTHS ENDED
                                        MARCH 31,                                 YEAR ENDED DECEMBER 31,
                                 ------------------------   -------------------------------------------------------------------
                                    1998          1997         1997         1996          1995           1994          1993
                                 -----------   ----------   ----------   -----------   -----------   ------------   -----------
1) Interest Expense............  $     1,891   $    4,096   $   21,460   $   204,850   $   463,260   $    236,827   $   329,198
2) Net Income (Loss)...........  $(1,600,046)  $1,888,796   $6,965,141   $11,938,017   $(8,345,952)  $(14,094,423)  $13,573,358
3) Fixed Charges = (1).........  $     1,891   $    4,096   $   21,460   $   204,850   $   463,260   $    236,827   $   329,198
4) Earnings = (1+2)............  $(1,598,155)  $1,892,892   $6,986,601   $12,142,867   $(7,882,692)  $(13,857,596)  $13,902,556

Ratio of earnings to fixed
  charges (4/3)................           NM       462.13       325.56         59.28            NM             NM         42.23
                                 ===========   ==========   ==========   ===========   ===========   ============   ===========

Fixed Charges in excess of
  Earnings.....................  $ 1,600,046          N/A          N/A           N/A   $ 8,345,952   $ 14,094,423           N/A
                                 ===========   ==========   ==========   ===========   ===========   ============   ===========